UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

September 28, 2006

Date of report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-07882	94-1692300
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One AMD Place

P.O. Box 3453 Sunnyvale, California 94088-3453

(Address of Principal Executive Offices)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Offer Letter Agreement with David Orton

On September 28, 2006, the Compensation Committee of the Board of Directors of Advanced Micro Devices, Inc. (the “Company”) approved the offer letter with David Orton to serve as an Executive Vice President of the Company, to be effective upon the closing (“Closing”) of the Company’s acquisition of all of the outstanding common shares of ATI Technologies Inc. (“ATI”), as contemplated by the Acquisition Agreement dated as of July 23, 2006, among the Company, a Delaware corporation, 1252986 Alberta ULC, an unlimited liability company formed under the laws of Alberta and an indirect wholly-owned subsidiary of the Company, and ATI, a corporation continued under the laws of Canada. The offer letter supersedes any other ATI agreement with respect to Mr. Orton’s employment with ATI. The offer letter provides for base compensation of $550,000 per year. In addition, the offer letter provides that Mr. Orton is eligible to participate in (i) the Company’s Corporate Bonus Plan, in which Mr. Orton’s initial target bonus will be 100% of base compensation (“Corporate Bonus”) and (ii) the Company’s Vice President Long Term Incentive Plan, in which Mr. Orton’s target payout is 30% of his base salary, based on rolling three-year revenue growth, relative to external benchmarks and operating income margins. Mr. Orton will also receive two separate cash bonuses, each equal to $412,500, as an incentive bonus for his anticipated contributions in ensuring the effective integration of ATI’s operations into AMD (“Contribution Bonus”). The first such bonus payment will be paid to Mr. Orton in the first payroll cycle after one year of service with the Company and the second such bonus payment will be paid to Mr. Orton in the first payroll cycle after two years of service with the Company, provided, that Mr. Orton is actively employed full-time at the time of payment with satisfactory job performance.

Mr. Orton will continue to participate in the benefits plans, including any executive plans, that are made available by ATI, with the exception of ATI’s 401(k) plan. Mr. Orton will be eligible to participate in the Company’s 401(k) retirement savings plan with matching contributions. The Company anticipates that Mr. Orton will discontinue his participation in the ATI benefit plans and be eligible to participate in the Company’s benefits, perquisites and profit sharing plan beginning in January 2007.

Mr. Orton will also be granted 50,000 restricted stock units to vest 40% one year from the grant date, with an additional 5% at the end of each subsequent three-month period, assuming continuous service.

In the event that Mr. Orton’s employment is terminated by mutual agreement or in the event that Mr. Orton is terminated without cause during the first 12 months of employment following the Closing, Mr. Orton will be provided with 24 months of severance (“Severance Period”). In the event that Mr. Orton’s employment is terminated by mutual agreement or without cause between the 13th and 24th month of employment following the Closing, the Severance Period will be reduced by one month for each month of service completed during this period. Mr. Orton’s severance will include (i) base salary, (ii) Corporate Bonus at target and (iii) pro-rated payment of his Contribution Bonus at target for the applicable fiscal period between the Closing and the termination of employment. Mr. Orton will also be eligible for vesting of his prior granted ATI equity (converted into AMD equity at Closing) that would vest during the applicable Severance Period. Mr. Orton will also be eligible for medical and dental insurance continuance and outplacement assistance.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter Agreement by and between David Orton and Advanced Micro Devices, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2006	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Hollis M. O’Brien
	Name:	Hollis M. O’Brien
	Title:	Corporate Vice President, Secretary and Chief Governance Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter Agreement by and between David Orton and Advanced Micro Devices, Inc.